Exhibit 3.1

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

 CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A 8% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTIONS 78.195 AND 78.1955 OF THE
NEVADA REVISED STATUTES

Health Revenue Assurance Holdings, Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation as of November 12, 2013:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vesting in it by the provisions of the Articles of Incorporation of the Corporation, as amended, hereby authorizes the issuance of a series of preferred stock designated as the Series A 8% Convertible Preferred Stock, par value $0.0010 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation, as amended, of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A 8% CONVERTIBLE PREFERRED STOCK

Section 1.              Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 8(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the securities pursuant to the Purchase Agreement have been satisfied or waived.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal Trading Market, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Holders of at least sixty-seven percent (67%) of the then outstanding shares of the Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P. (or such equivalent reporting service), or, if no last trade price is reported for such security by Bloomberg, L.P. (or such equivalent reporting service), the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0010 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(c).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Daily Failure Amount” means the product of (x) .005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

“Effective Date” means the date that the initial Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forced Conversion Trigger” means the contemporaneous occurrence of all of the following conditions: (a) the principal Trading Market on which the Common Stock is then listed is the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE or the NYSE MKT (or any successors to any of the foregoing); (b) the arithmetic average of the daily volume weighted average price of the Common Stock for the thirty (30) consecutive Trading Days immediately prior to such measurement date on the principal Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the

Holders of at least sixty-seven percent (67%) of the then outstanding shares of the Preferred Stock and the Corporation) is greater than $0.45 per share (adjusted in proportion to and under the same circumstances as the Conversion Price is adjusted as provided herein); (c) the average daily trading volume for the thirty (30) consecutive Trading Day period immediately prior to such measurement date as reported by Bloomberg L.P. (or such equivalent reporting service) exceeds 300,000 shares (as such number (or such number as may have been previously adjusted pursuant to this parenthetical) shall be adjusted to reflect any stock splits, stock dividends or like events by multiplying such number (or such number as may have been previously adjusted) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and the denominator shall be the number of shares of Common Stock outstanding immediately before such event, in each case, excluding any treasury shares of the Corporation); (d) the Corporation is listed in good compliance by the principal Trading Market; and (e) all shares of Common Stock issuable upon conversion of all of the Preferred Stock are registered under the Securities Act pursuant to an effective registration statement or are otherwise eligible for sale under Rule 144 of the Securities Act.

“Fundamental Transaction” shall have the meaning set forth in Section 8(b).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 9(c).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Notice of Redemption” shall have the meaning set forth in Section 7(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 8(c).

“Redemption Date” shall have the meaning set forth in Section 7(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Original Issue Date, among the Corporation and the original Holders.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Conversion Shares by each Holder as provided for in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” shall mean, with respect to each share of Preferred Stock, $0.40 plus an amount equal to any accrued (whether or not declared) or declared, but unpaid dividends on such share of Preferred Stock.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 8(b).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE Euronext or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.               Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Corporation’s Series A 8% Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 13,500,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a

“Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0010 per share.

Section 3.               Dividends.

a)            Holders shall be entitled to receive, as, when, and if declared by the Board, out of funds legally available therefor, dividends at an annual rate equal to 8% of the Stated Value per share for each of the then outstanding shares of Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, compounding quarterly.  Such dividends shall begin to accrue and shall accumulate (to the extent not otherwise declared and paid as set forth above) on each share of Preferred Stock from the date of issuance of such share of Preferred Stock, whether or not declared.

b)            The Board may fix a record date for the determination of Holders entitled to receive payment of the dividends payable pursuant to this Section 3(a), which record date shall not be more than 60 days nor less than 10 days prior to the date on which any such dividend is paid.

c)            All dividends paid with respect to shares of Preferred Stock shall be paid pro rata to the Holders entitled thereto.

Section 4.               Voting Rights.  Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall vote on an as-if-converted-to-Common-Stock basis  with the Common Stock and shall not vote separately as a class; provided, however, that, in any particular ballot, no Holder who has not waived the application of the Beneficial Ownership Limitation to such Holder may vote shares of Preferred Stock to the extent that the number of shares of Preferred Stock to be voted by such Holder (together with its Affiliates and any Group (as hereinafter defined) of which such Holder is a member), when taken together with the number of shares of Common Stock to be voted by such Holder (and any such other Persons) in such ballot and the number of shares of Common Stock underlying Common Stock Equivalents held by such Holder (and any such other Persons) as of the date of such ballot that are convertible into or exchangeable for Common Stock within 60 days of such ballot (other than the shares of Preferred Stock to be voted which have been counted above), divided by sum of the number of all shares of Common Stock eligible to vote in such ballot and the number of shares of Common Stock underlying Common Stock Equivalents held by such Holder (and any such other Persons) as of the date of such ballot that are convertible into or exchangeable for Common Stock within 60 days of such ballot, would exceed the Maximum Percentage (as hereinafter defined). However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of at least sixty-seven percent (67%) of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) offer or sell following the date hereof any preferred stock of the Corporation or any security convertible into or exercisable for preferred stock of the Corporation, (c) permit any subsidiary of the Corporation to offer or sell following the date hereof any capital stock of such subsidiary, (d) create, incur, issue, assume, guaranty or suffer to exist, or permit any subsidiary of the Corporation to create, incur, issue, assume guaranty or suffer to exist, any indebtedness other than trade debt and capital lease obligation incurred in the ordinary course of business, (e)

declare or pay dividends on, or make distributions with respect to, any capital stock of the Corporation, (f) effect a stock split or reverse stock split of the Preferred Stock or any like event, (g) directly or indirectly redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Securities, (h) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (i) increase the number of authorized shares of Preferred Stock, (j) enter into any Fundamental Transaction or (k) enter into any agreement with respect to any of the foregoing.

Section 5.               Liquidation.  Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive, in respect of each share of Preferred Stock and in preference to any distributions of any of the assets or surplus funds of the Corporation legally available for distribution to the holders of the Junior Securities, an amount equal to the greater of (i) the Stated Value in respect of such share of Preferred Stock and (ii) an amount equal to the amount which the holder of such share of Preferred Stock would be entitled upon liquidation, dissolution or winding up of the Corporation had such share of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up.  If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction shall not be deemed to be a Liquidation; provided however, that a Fundamental Transaction resulting in the Corporation’s stockholders beneficially owning or controlling a majority of the issued and outstanding voting securities of the Corporation immediately prior to the transaction beneficially owning or controlling less than a majority of the voting securities of the Corporation or any successor entity to the Corporation immediately following such Fundamental Transaction shall be deemed to be a Liquidation for purposes of this Section 5 if within 30 days after delivery of written notice of such Fundamental Transaction by the Corporation to the Holders, the Holders of at least sixty-seven percent (67%) of the then outstanding shares of the Preferred Stock provide the Corporation with written notice that such Fundamental Transaction shall be deemed a Liquidation for purposes of this Section 5.  The Corporation shall give each Holder written notice of any such Fundamental Transaction within three (3) Trading Days following the occurrence thereof.

Section 6.               Conversion.

a)             Conversions at Option of Holder.  Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Notices of Conversion shall be effective upon delivery by the Holder of a duly executed copy of the Notice of Conversion Form annexed hereto sent by facsimile or as a scanned e-mail attachment to the e-mail address provided by the Corporation to the Holder and no notarization, medallion stamp guarantee, guarantee or other requirement shall be required of the Holder to effect conversions of the Preferred Stock hereunder.  Each Notice of

Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected (any date upon which a conversion of Preferred Stock into Common Stock is effected pursuant this Section 6, a “Conversion Date”), which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation.  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Preferred Stock, a Holder shall be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation.  The Corporation shall issue the shares of Common Stock promptly following surrender by the Holder of the certificate(s) representing the shares of Preferred Stock to the Corporation.

b)            Forced Conversion by the Corporation.  At any time following both (i) the six-month anniversary of the Original Issue Date and (ii) a Forced Conversion Trigger (but only for so long as all of the conditions in the definition of "Forced Conversion Trigger" remain satisfied), the Corporation shall have the right to convert all shares of Preferred Stock then outstanding into that number of shares of Common Stock determined by dividing the Stated Value of such shares of Preferred Stock by the Conversion Price.  The Corporation shall effect such conversion by providing the Holders with written notice (a "Notice of Forced Conversion") sent by facsimile or as a scanned e-mail attachment to the e-mail address provided to the Corporation by each Holder and (i) stating that the Forced Conversion Triggers have been satisfied, (ii) specifying the then applicable Conversion Price of the Preferred Stock, the number of shares of Preferred Stock owned prior to the conversion, and the number of shares of Common Stock to be received as a result of such conversion, and (iii) the date on which such conversion shall be consummated.  The calculations and entries set forth in the Corporation’s notice shall control in the absence of manifest or mathematical error.  From and after the date of issuance of such notice by the Corporation, the shares of Preferred Stock shall be null and void and only represent the right to receive the shares of Common Stock due upon conversion thereof.  The Corporation shall issue the shares of Common Stock promptly following surrender by the Holder of the certificate(s) representing the shares of Preferred Stock to the Corporation.  Notwithstanding the foregoing, at any time that a Holder is subject to the limitation in Section 6(d) below, the Conversion Date under this Section 6(b) with respect to such Holder shall not be sooner than 90 days from the date of delivery by the Corporation of the Notice of Forced Conversion.

c)            Conversion Price.  The conversion price for the Preferred Stock shall equal $0.20, subject to adjustment as provided herein (the “Conversion Price”).

d)            Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of

Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” (a “Group”) of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below); provided, however, that the Beneficial Ownership Limitation shall not apply with respect to the issuance of shares of Common Stock upon conversion of Preferred Stock in connection with, and from immediately prior to the consummation of, a Fundamental Transaction in which the Corporation is not the surviving entity to the extent that the number of shares beneficially owned in a Successor Entity by the Holder, its Affiliates and any Group of which the Holder is a member immediately following consummation of such Fundamental Transaction would not exceed the Maximum Percentage (as defined below) of any class of equity securities registered under the Exchange Act of the Successor Entity or of a surviving entity’s parent.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and any Group of which the Holder is a member shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Preferred Stock beneficially owned by such Holder or any of its Affiliates or any member of any Group of which the Holder is a member, and (B) exercise or conversion of the unexercised or unconverted portion of any other Common Stock Equivalents beneficially owned by such Holder or any of its Affiliates or any member of any Group of which the Holder is a member that are subject to a limitation on conversion or exercise similar to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder (which may be by electronic mail), the Corporation shall, within two (2) Trading Days thereof, confirm orally and in writing to such Holder (which may be by electronic mail) the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Preferred Stock, by such Holder or any of its Affiliates or any member of any Group of which the Holder is a member since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall be 9.985% (as such percentage, upon not less than 61 days’ prior notice to the Corporation, may be increased or decreased pursuant to the following sentence, the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(d)).  A Holder may from time to time increase or decrease the Maximum Percentage of the Beneficial Ownership Limitation to any other percentage; provided, that any such increase or decrease (i) will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) will apply only to such Holder.  A purchaser of shares of Preferred Stock may waive the application of the Beneficial Ownership Limitation as it applies to such Person altogether by providing the Corporation with notice of such waiver prior to the shares of Preferred Stock being issued to such Person.  The Corporation shall be entitled to rely on representations made to it by a Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation.  Nothing in this Section 6(d) shall limit, modify or otherwise affect the rights and obligations of the parties set forth in Section 6(b).

e)             Mechanics of Conversion.

i.           Delivery of Conversion Shares Upon Conversion.  Not later than two (2) Trading Days following each Conversion Date (the “Share Delivery Date”), the Corporation shall use best efforts to deliver, or cause to be delivered, to the converting Holder a certificate or certificates (which certificate on or after the earlier of (A) the six month anniversary of the Original Issue Date or (B) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement)) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock.  On or after the earlier of (x) the six month anniversary of the Original Issue Date or (y) the Effective Date, the Corporation shall use commercially reasonable efforts to deliver, not later than two (2) Trading Days following the applicable Conversion Date, any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Corporation DWAC system or another established clearing corporation performing similar functions (a "DWAC Delivery").

ii.          Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion or any Notice of Forced Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the second (2nd) Trading Day following the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation, at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion or Notice of Forced Conversion, as the case may be.

iii.         Obligation Absolute.  Subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion or Notice of Forced Conversion pursuant to Section 6(e)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock effected in accordance with Section 6(a) or 6(b) and the other terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  Subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion or Notice of Forced Conversion pursuant to Section 6(e)(ii) above, in the event a Holder shall elect to convert any or all of its Preferred Stock pursuant to Section 6(a) or the Corporation shall elect to convert all of a Holder's Preferred Stock pursuant to Section 6(b), the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless (i) an injunction from a court, issued only after Holder shall have received notice and an opportunity to appear in the relevant proceeding, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and (ii) the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute.  In the absence of such injunction, the Corporation shall, subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion or Notice of Forced Conversion pursuant to Section 6(e)(ii) above, issue Conversion Shares upon an election by a Holder to convert properly made pursuant to Section 6(a) hereof or upon an election by the Corporation to convert properly made pursuant to Section 6(b).  If the Corporation fails to deliver to such Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(e)(ii) on or prior to the fifth (5th) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), then, unless the Holder has rescinded the applicable Notice of Conversion or Notice of Forced Conversion in whole pursuant to Section 6(e)(ii) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Holder an amount payable, at the Corporation’s option, either (a) in cash or (b) in shares of Common Stock that are valued for these purposes at 90% of the Closing Sale Price on fifth (5th) Trading Day after the Share Delivery Date, in each case equal to the product of (x) the number of Conversion Shares less any shares of Preferred Stock subject to a partial rescission pursuant to Section 6(e)(ii) required to have been issued by the

Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Trading Days actually lapsed after such fifth (5th) Trading Day after the Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered; provided, however, the Corporation may pay Holder in shares of Common Stock only up to such amount of shares of Common Stock such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any Group of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than the Beneficial Ownership Limitation. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares less any shares of Preferred Stock subject to a partial rescission pursuant to Section 6(e)(ii) within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.         Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(e)(ii) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares less any shares of Preferred Stock subject to a partial rescission pursuant to Section 6(e)(ii) which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased pursuant to such Buy-In exceeds (y) the product of (1) the number of shares of Common Stock subject to such Buy-In multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within five (5) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(ii).

v.          Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.         Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock.   As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.        Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes (including related tax return preparation and filing costs of the Corporation) that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred

Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.  The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion.

Section 7.              Redemption.

a)            Redemption at Option of Holder.  At any time following the end of the forty eighth (48th) month following the Original Issue Date, each share of Preferred Stock shall be redeemable at the option of the Holder thereof for an amount equal to the Stated Value. Holders shall effect redemptions by providing the Corporation with the form of redemption notice attached hereto as Annex B (a “Notice of Redemption”).  Notices of Redemption shall be effective upon delivery by the Holder of a duly executed copy of the Notice of Redemption Form annexed hereto sent by facsimile or as a scanned e-mail attachment to the e-mail address provided by the Corporation to the Holder and no notarization, medallion stamp guarantee, guarantee or other requirement shall be required of the Holder to effect redemption hereunder.  Each Notice of Redemption shall specify the number of shares of Preferred Stock to be redeemed, the number of shares of Preferred Stock owned prior to the redemption at issue, the number of shares of Preferred Stock owned subsequent to the redemption at issue and the date on which such redemption is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Redemption to the Corporation (such date, the “Redemption Date”). If no Redemption Date is specified in a Notice of Redemption, the Redemption Date shall be the date that such Notice of Redemption to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Redemption shall control in the absence of manifest or mathematical error.  To effect redemptions of shares of Preferred Stock, a Holder shall be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation.  The Corporation shall pay the redemption amount therefor to, or as directed by, the applicable Holder not later than five Business Days following the Redemption Date.

b)            Mechanics of Redemption.

i.           Failure to Pay Redemption Amount.  If, in the case of any Notice of Redemption, the redemption amount is not paid to or as directed by the applicable Holder by the second (2nd) Trading Day following the Redemption Date, the Holder shall be entitled to elect by written notice to the Corporation, at any time on or before its receipt of such redemption amount, to rescind such Redemption, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the redemption amount, if any, delivered to such Holder pursuant to the rescinded Notice of Redemption.

ii.          Obligation Absolute.  The Corporation’s obligation to pay the redemption amount upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the redemption of such Preferred Stock; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to redeem any or all of its Preferred Stock, the Corporation may not refuse redemption based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining redemption of all or part of the Preferred Stock of such Holder shall have been sought and obtained.  In the absence of such injunction, the Corporation shall pay the redemption amount upon a properly noticed redemption.  Nothing herein shall limit a Holder’s right to pursue damages for the Corporation’s failure to pay the redemption amount within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, and shall be entitled to attorneys’ fees and disbursements and court costs in connection with such pursuit of remedies.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

Section 8.              Certain Adjustments.

a)            Stock Dividends and Stock Splits.  If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

b)            Fundamental Transaction.  If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 8(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

c)            Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 8(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

d)            Pro Rata Distributions.  During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this

Preferred Stock (without regard to any limitations on Conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

e)            Calculations.  All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f)             Notice to the Holders.

i.           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.          Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 9.              Miscellaneous.

a)            Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 8551 W. Sunrise Boulevard, Suite 304, Plantation Florida  33322, Attention: Chief Financial Officer, facsimile number (954) 370-0157, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. Eastern on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. Eastern on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)            Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)            Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in New York (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein

(including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

d)            Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

e)            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f)             Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h)            Status of Converted or Redeemed Preferred Stock.  Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A 8% Convertible Preferred Stock.

* * * * * * * * ** * * * * * * * *

In WITNESS WHEREOF, the undersigned has executed this Certificate this Certificate of Designation as of November 12, 2013.

Name : ROBERT RUBINOWITZ
Title : PRESIDENT

ANNEX A

NOTICE OF CONVERSION

 (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A 8% Convertible Preferred Stock indicated below into shares of common stock, par value $0.0010 per share (the “Common Stock”), of Health Revenue Assurance Holdings, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except, in the case of issuance in the name of a Person other than the undersigned, for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or
DWAC Instructions:
Broker no:
Account no:

[HOLDER]

By:
Name :
Title :

ANNEX B

NOTICE OF REDEMPTION

 (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO REDEEM SHARES OF PREFERRED STOCK)

The undersigned hereby elects to redeem the number of shares of Series A 8% Convertible Preferred Stock of Health Revenue Assurance Holdings, Inc., a Nevada corporation (the “Corporation”) indicated below, according to the conditions hereof, as of the date written below.  No fee will be charged to the Holders for any redemption.

Redemption calculations:

Date to Effect Redemption:

Number of shares of Preferred Stock owned prior to Redemption:

Number of shares of Preferred Stock to be Redeemed:

Applicable Conversion Price:

Redemption Amount to be Paid:

Number of shares of Preferred Stock subsequent to Conversion:

Address or wire instructions for delivery of payment:

[HOLDER]

By:
Name :
Title :